EXECUTION VERSION

AMENDMENT NO. 3 TO CREDIT AGREEMENT

This AMENDMENT NO. 3 TO CREDIT AGREEMENT, dated as of December 23, 2019 (this “Third Amendment”), among AF SOLUTIONS HOLDINGS LLC, a Delaware limited liability company (“Holdings”), AGROFRESH INC., an Illinois corporation (the “Borrower”), each 2019-2 Refinancing Revolving Lender and BANK OF MONTREAL, as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, Holdings, the Administrative Agent and each Lender from time to time party thereto entered into that certain Credit Agreement, dated as of July 31, 2015 (as amended, restated, amended and restated, modified and/or supplemented from time to time through but not including the date hereof, the “Credit Agreement”; capitalized terms not otherwise defined in this Third Amendment have the same meanings assigned thereto in the Credit Agreement);

WHEREAS, pursuant to Section 2.21 of the Credit Agreement, the Borrower wishes to amend the Credit Agreement to enable it to incur Revolver Refinancing Indebtedness in the form of Other Revolving Commitments (the “2019-2 Refinancing Revolving Facility”; the commitments thereunder, the “2019-2 Refinancing Revolving Commitment”, and the loans (if any) thereunder, the “2019-2 Refinancing Revolving Loans”) in an aggregate amount of up to $12,500,000 to (i) prepay in full the principal amount of all Revolving Loans (if any) outstanding on the Third Amendment Effective Date (as defined below), (ii) pay all accrued and unpaid interest with respect to all Revolving Loans (if any) on the Third Amendment Effective Date and (iii) terminate in full the Revolving Commitments existing on the Third Amendment Effective Date (immediately prior to the effectiveness of this Third Amendment) (such existing Revolving Commitments, the “Refinanced 2019 Revolving Commitments” and such existing Revolving Loans, the “Refinanced 2019 Revolving Loans”);

WHEREAS, each Lender that agrees to make available 2019-2 Refinancing Revolving Commitments will make such 2019-2 Refinancing Revolving Commitments available to the Borrower on the Third Amendment Effective Date on the terms and conditions set forth herein and in an amount equal to the amount set forth opposite its name on Exhibit A hereto (such Persons, “2019-2 Refinancing Revolving Lenders”).

WHEREAS, the Borrower intends to utilize the proceeds of the 2019-2 Refinancing Revolving Commitments (i) to refinance the Refinanced 2019 Revolving Commitments, (ii) to prepay in full the principal amount of all Refinanced 2019 Revolving Loans outstanding on the Third Amendment Effective Date, (iii) to pay all accrued and unpaid interest with respect to all Refinanced 2019 Revolving Loans, (iv) pay all fees and expenses incurred in connection with the foregoing and (v) for general corporate and working capital requirements; and

WHEREAS, the Borrower, the Administrative Agent and the Lenders party hereto wish to amend the Credit Agreement to, among other things, provide for (i) the refinancing in full of the Refinanced 2019 Revolving Commitments with the 2019-2 Refinancing Revolving Commitments, (ii) the modification of the financial covenant set forth in Section 6.10 of the Credit Agreement and (iii) the extension of the Revolving Maturity Date from December 31, 2020 to April 1, 2021.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Rules of Construction. The rules of construction specified in Section 1.03 of the Credit Agreement shall apply, mutatis mutandis, to this Third Amendment, including the terms defined in the preamble and recitals hereto.

SECTION 2. 2019-2 Refinancing Amendment.

(a)Subject to the satisfaction (or waiver in writing) of the conditions set forth in Section 4 hereof, in accordance with Section 9.02 of the Credit Agreement, the Credit Agreement is hereby amended as follows:

(i)Subject to the terms and conditions set forth herein, each 2019-2 Refinancing Revolving Lender severally agrees to make 2019-2 Refinancing Revolving Commitments available to the Borrower from the Third Amendment Effective Date in an amount equal to the amount set forth opposite its name on Exhibit A hereto. On the Third Amendment Effective Date, (x) the Refinanced 2019 Revolving Commitments will be terminated and replaced with the 2019- 2 Refinancing Revolving Commitments of the 2019-2 Refinancing Revolving Lenders as set forth on Exhibit A hereto and (y) all outstanding Loan Document Obligations in respect of the Refinanced 2019 Revolving Commitments shall have been repaid in full. Except as expressly provided in this Third Amendment (including as to Applicable Rate and fees), the 2019-2 Refinancing Revolving Commitments shall be on terms identical to the Refinanced 2019 Revolving Commitments (including as to Guarantees, Collateral (and ranking) and payment priority).

(ii)Each 2019-2 Refinancing Revolving Lender and the Administrative Agent acknowledge that all notice requirements set forth in the Credit Agreement with respect to the refinancing contemplated by this Third Amendment have been satisfied and that this Third Amendment constitutes a Refinancing Amendment in accordance with Section 2.21 of the Credit Agreement.

(iii)Promptly following the Third Amendment Effective Date, all Notes, if any, evidencing the Refinanced 2019 Revolving Commitments shall be cancelled and returned to the Borrower, and any 2019-2 Refinancing Revolving Lender may request that its 2019-2 Refinancing Revolving Commitment be evidenced by a note pursuant to Section 2.09(e) of the Credit Agreement.

(iv)On the Third Amendment Effective Date (after giving effect to this Section 2 of this Third Amendment), the aggregate amount of the 2019-2 Refinancing Revolving Commitments shall be $12,500,000.

(v)The Borrower hereby acknowledges and agrees that (x) it shall be liable for all Loan Document Obligations with respect to the 2019-2 Refinancing Revolving Commitments incurred pursuant to this Third Amendment and (y) all such Loan Document Obligations shall be entitled to the benefits of the Security Documents and the Guarantee Agreement.

(b)Subject to the satisfaction (or waiver in writing) of the conditions set forth in Section 4 hereof (immediately after giving effect to the incurrence of the 2019-2 Refinancing Revolving Commitments), in accordance with Section 9.02 of the Credit Agreement, the Credit Agreement is hereby amended as follows:

(i)Section 1.01 of the Credit Agreement is hereby amended by:

(A) inserting the following definitions in the appropriate alphabetical order:

““2019-2 Refinancing Revolving Commitments” shall have the meaning specified in the Third Amendment.”

““2019-2 Refinancing Revolving Lender” shall have the meaning specified in the Third Amendment.”

““2019-2 Refinancing Revolving Loans” shall have the meaning specified in the Third Amendment.”

““Refinanced 2019 Revolving Commitments” shall have the meaning specified in the Third Amendment.”

““Third Amendment” shall mean Amendment No. 3 to Credit Agreement, dated as of December 23, 2019, among the Borrower, Holdings, each 2019-2 Refinancing Revolving Lender and BMO, as the Administrative Agent.”

““Third Amendment Effective Date” shall have the meaning specified in the Third Amendment.”

(B)amending the definition of “Revolving Maturity Date” by deleting the reference to “December 31, 2020” appearing therein and inserting “April 1, 2021” in lieu thereof.

(ii)Section 6.10 of the Credit Agreement is hereby amended by deleting Section 6.10 in its entirety and inserting the following new Section 6.10 in lieu thereof:

“SECTION 6.10 Senior Secured Net Leverage Ratio. Solely with respect to the Revolving Facility and as of the last day of any fiscal quarter (commencing with the fiscal quarter ending December 31, 2018), the Borrower will not permit the Senior Secured Net Leverage Ratio to exceed the ratio set forth below applicable to such fiscal quarter; provided, that the provisions of this Section 6.10 shall not apply if no Revolving Exposure is outstanding as of the last day of such fiscal quarter other than (x) LC Exposures equal to or less than $5,000,000 in the aggregate and (y) Letters of Credit that have been cash collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank:

Period During Which the Fiscal Quarter Is Ending Senior Secured Net Leverage Ratio
December 31, 2018 to March 31, 2019 6.25 to 1.00
June 30, 2019 to September 30, 2019 6.00 to 1.00
December 31, 2019 to September 30, 2020 5.75 to 1.00
December 31, 2020 and thereafter 5.50 to 1.00

(iii)Section 7.01(d) of the Credit Agreement is hereby amended by deleting Section 7.01(d) in its entirety and inserting the following new Section 7.01(d) in lieu thereof:

“(d) (i) Holdings, the Borrower or any of the Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a)(i) with respect to the written notice of the occurrence of any Default, and such failure shall continue unremedied for a period of 10 Business Days after any Responsible Officer of Holdings or the Borrower obtains actual knowledge of the occurrence of such Default or (ii) Holdings, the Borrower or any of the Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a)(ii) or 5.04 (with respect to the existence of Holdings or the Borrower), in Article VI or in Section 5 of the Third Amendment; provided that any Event of Default under Section 6.10 shall not constitute an Event of Default with respect to the Term Loans and the Term Loans may not be accelerated as a result thereof until the date on which the Revolving Loans (if any) have been accelerated and the Revolving Commitments have been terminated; provided, further that that any Event of Default under Section 6.10 is subject to cure as provided in Section 7.02.”

SECTION 3. Issuing Bank and Outstanding Letters of Credit. BMO hereby agrees to continue to act as the Issuing Bank under the Credit Agreement (as amended by this Third Amendment) and that all Letters of Credit outstanding on, and immediately prior to, the Third Amendment Effective Date, as set forth in Exhibit B hereto, shall be reallocated and deemed to be outstanding under the 2019-2 Refinancing Revolving Facility.

SECTION 4. Conditions to Effectiveness of this Third Amendment. This Third Amendment shall become effective (the “Third Amendment Effective Date”) immediately when the following conditions shall have been satisfied (or waived, which waiver may be concurrent with the satisfaction of the other conditions specified below):

(a)The Borrower, Holdings, the Administrative Agent and each 2019-2 Refinancing Revolving Lender shall have signed a counterpart hereof (whether the same or different counterparts).

(b)The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower, dated the Third Amendment Effective Date, certifying that the conditions in Sections 4(g) and 4(h) of this Third Amendment and those set forth in Section 2.21 of the Credit Agreement have been satisfied as of the Third Amendment Effective Date.

(c)The Administrative Agent shall have received a certificate of a Responsible Officer of each Loan Party attaching a copy of (i) each Organizational Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the Responsible Officers of each Loan Party executing this Third Amendment to which it is a party, (iii) resolutions of the Board of Directors and/or similar governing bodies of each Loan Party approving and authorizing the execution, delivery and performance of this Third Amendment or any other document delivered in connection herewith to which it is a party, certified as of the Third Amendment Effective Date by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment, and (iv) solely with respect to the Borrower, a good standing certificate (to the extent such concept exists) from the applicable Governmental Authority of the Borrower’s jurisdiction of incorporation, organization or formation; provided that in the case of immediately preceding clauses (i) and (ii), such documents shall not be required to be delivered if such certificate includes a certification by such officer that the applicable Organizational Documents or resolutions delivered to the Administrative Agent in connection with the Effective Date remain in full force and effect and have not been amended, modified, revoked or rescinded since the Effective Date.

(d)The Administrative Agent shall have received a solvency certificate, substantially in the form of Exhibit E-2 of the Credit Agreement, from the chief financial officer or chief accounting officer or other officer with equivalent duties of the Borrower certifying as to the solvency of the Borrower and its Subsidiaries on a consolidated basis after giving effect to this Third Amendment.

(e)The Borrower shall have paid to the Administrative Agent for the ratable benefit of each 2019-2 Refinancing Revolving Lender, an upfront fee in an amount equal to 0.15% of the aggregate amount of the 2019-2 Refinancing Revolving Commitments held by such 2019-2 Refinancing Revolving Lender on the Third Amendment Effective Date, with each such payment to be earned by, and payable to, each such Lender on the Third Amendment Effective Date.

(f)On the Third Amendment Effective Date, the Administrative Agent shall have received all fees and other amounts previously agreed in writing by the Borrower to be due and payable on or prior to the Third Amendment Effective Date (including reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid pursuant to Section 9.03(a) of the Credit Agreement); provided that the Borrower shall have been notified of any such amounts due by the Administrative Agent two (2) Business Days before the Third Amendment Effective Date.

(g)Immediately before and after giving effect to this Third Amendment, all of the representations and warranties of each Loan Party contained in this Third Amendment and in the other Loan Documents (as amended by this Third Amendment) are true and correct in all material respects at such time; provided that, to the extent that such representations and warranties specifically refer to an earlier date, such representations and warranties shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be.

(h)Immediately before and after giving effect to this Third Amendment, no Default or Event of Default has occurred and be continuing.

(i)Concurrently with the incurrence of the 2019-2 Refinancing Revolving Commitments and the funding of the 2019-2 Refinancing Revolving Loans (if any), the Refinanced 2019 Revolving Commitments shall have been terminated.

SECTION 5. Post-Closing Deliveries. The Borrower hereby agrees to deliver, or cause to be delivered, to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, the item described on Schedule 1 hereof on or before the date specified with respect to such item, or such later date as may be agreed to by, or as may be waived by, the Administrative Agent in its sole discretion.

SECTION 6. Representations and Warranties. To induce the other parties hereto to enter into this Third Amendment, the Borrower and each other Loan Party party hereto represents and warrants to each other party hereto that, as of the Third Amendment Effective Date:

(a)This Third Amendment has been duly authorized by all necessary corporate or other organizational action and, if required, action by the holders of such Loan Party’s Equity Interests. This Third Amendment has been duly executed and delivered by them and each of this Third Amendment and the Credit Agreement (as amended by this Third Amendment) constitutes a legal, legal, valid and binding obligation of Holdings, the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and implied covenants of good faith and fair dealing.

(b)The execution, delivery and performance by each Loan Party party hereto of this Third Amendment will not conflict with or contravene the terms of the Credit Agreement as amended by this Third Amendment or any other Loan Document.

SECTION 7. Limited Amendment. Each of the Loan Parties party hereto hereby agrees that with respect to each Loan Document to which it is a party, after giving effect to this Third Amendment, this Third Amendment is limited to the matters specified herein and shall not constitute a modification, acceptance or waiver of any other provision of the Credit Agreement or any other Loan Document.

SECTION 8. Reaffirmation.

(a)To induce the Lenders party hereto and the Administrative Agent to enter into this Third Amendment, each Loan Party party hereto hereby acknowledges and reaffirms its obligations under each Loan Document (including the Credit Agreement as amended by this Third Amendment) to which it is a party, including, without limitation, any grant, pledge or collateral assignment of a Lien or security interest, as applicable, contained therein, in each case, as amended, restated, supplemented or otherwise modified prior to or as of the date hereof. The Borrower acknowledges and agrees that each of the Loan Documents to which it is a party or otherwise bound shall continue in full force and effect, that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Third Amendment.

(b)In furtherance of the foregoing Section 8(a), each Loan Party party hereto, in its capacity as a Guarantor under any Guarantee Agreement to which it is a party (in such capacity, each a “Reaffirming Loan Guarantor”), reaffirms its guarantee of the Obligations under the terms and conditions of such Guarantee Agreement and agrees that such Guarantee Agreement remains in full force and effect to the extent set forth in such Guarantee Agreement and after giving effect to this Third Amendment. Each Reaffirming Loan Guarantor hereby (i) confirms that each Loan Document to which it is a party or is otherwise bound will continue to guarantee to the fullest extent possible in accordance with the Loan Documents, the payment and performance of the Obligations, including without limitation the payment and performance of all such applicable Obligations that are joint and several obligations of each Guarantor now or hereafter existing; (ii) acknowledges and agrees that its Guarantee and each of the Loan Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Third Amendment; and (iii) acknowledges, agrees and warrants for the benefit of the Administrative Agent, each other Agent and each Secured Party that there are no rights of set-off or counterclaim, nor any defenses of any kind, whether legal, equitable or otherwise, that would enable such Reaffirming Loan Guarantor to avoid or delay timely performance of its obligations under the Loan Documents.

(c)In furtherance of the foregoing Section 8(a), each of the Loan Parties party hereto that is party to any Security Document, in its capacity as a Grantor (as defined in such Security Document) under such Security Document (in such capacity, each a “Reaffirming Grantor”), hereby acknowledges that it has reviewed and consents to the terms and conditions of this Third Amendment and the transactions contemplated hereby. In addition, each Reaffirming Grantor reaffirms the security interests granted by such Reaffirming Grantor under the terms and conditions of the Security Agreement and each other Loan Document (in each case, to the extent a party thereto) to secure the Obligations and agrees that such security interests remain in full force and effect. Each Reaffirming Grantor hereby (i) confirms that each Security Document to which it is a party or is otherwise bound and all Collateral encumbered thereby will continue to secure, to the fullest extent possible in accordance with the Security Documents, the payment and performance of the Obligations, as the case may be, including without limitation the payment and performance of all such applicable Obligations that are joint and several obligations of each Guarantor and Grantor now or hereafter existing, (ii) confirms its respective grant to the Administrative Agent for the benefit of the Secured Parties of the security interest in and continuing Lien on all of such Grantor’s right, title and interest in, to and under all Collateral, in each case, whether now owned or existing or hereafter acquired or arising and wherever located, as collateral security for the prompt and complete payment and performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all applicable Obligations (including all such Obligations as amended, reaffirmed and/or increased pursuant to this Third Amendment), subject to the terms contained in the applicable Loan Documents, and (iii) confirms its respective pledges, grants of security interests and other obligations, as applicable, under and subject to the terms of each of the Security Documents to which it is a party.

SECTION 9. Reference to and Effect on the Credit Agreement and the other Loan
Documents.

(a)On and after the Third Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended by this Third Amendment.

(b)The Credit Agreement and each of the other Loan Documents, as specifically amended by this Third Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(c)The execution, delivery and effectiveness of this Third Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

(d)On and after the effectiveness of this Third Amendment, this Third Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

(e)On and after the Third Amendment Effective Date, for purposes of the Credit Agreement and the other Loan Documents, (i) the 2019-2 Refinancing Revolving Commitments shall constitute “Revolving Commitments”, “Other Revolving Commitments”, “Revolving Refinancing Indebtedness” and the “Revolving Facility” and (ii) the 2019-2 Refinancing Revolving Lenders shall constitute “Revolving Lenders” and “Lenders” and (iii) each 2019-2 Refinancing Revolving Loan shall constitute a “Loan” and “Revolving Loans”.

SECTION 10. Costs and Expenses. The Borrower hereby agrees to pay and reimburse the Administrative Agent for its reasonable and documented out-of-pocket expenses in connection with the negotiation, preparation, arrangement and execution and delivery of this Third Amendment, including without limitation, the reasonable fees, charges and disbursements of one counsel for the Administrative Agent, all in accordance with the terms and conditions of Section 9.03 of the Credit Agreement.

SECTION 11. Counterparts. This Third Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page to this Third Amendment by facsimile or other electronic transmission (i.e. a “PDF” or “TIF”) shall be effective as delivery of a manually executed counterpart hereof.

SECTION 12. Severability. Section 9.07 of the Credit Agreement is incorporated by reference herein as if such Section appeared herein, mutatis mutandis.

SECTION 13. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial, Etc. This Third Amendment shall be governed by, and construed in accordance with, the law of the State of New York. Section 9.09(b), (c) and (d) and Section 9.10 of the Credit Agreement are incorporated by reference herein as if such Sections appear herein, mutatis mutandis.

SECTION 14. Headings. The headings of this Third Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

AGROFRESH INC., as the Borrower

By:	/s/ Graham Miao
Name: Graham Miao
Title: Chief Financial Officer

[Signature Page to AgroFresh – Amendment No. 3 to Credit Agreement]

AF SOLUTIONS HOLDINGS LLC., as
Holdings and a Guarantor
By: AgroFresh Solutions Inc., its Managing
Member

By:	/s/ Jordi Ferre
Name: Jordi Ferre
Title: Chief Executive Officer

[Signature Page to AgroFresh – Amendment No. 3 to Credit Agreement]

BANK OF MONTREAL, as the
Administrative Agent

By:	/s/ Thomas Hasenauer
Name: Thomas Hasenauer
Title: Managing Director

[Signature Page to AgroFresh – Amendment No. 3 to Credit Agreement]

BMO HARRIS BANK, N.A., as the 2019-2 Refinancing Revolving Lender

By:	/s/ Thomas Hasenauer
Name: Thomas Hasenauer
Title: Managing Director

[Signature Page to AgroFresh – Amendment No. 3 to Credit Agreement]

Schedule 1

Post-Closing Deliveries

By December 31, 2019, the Administrative Agent shall have received a good standing certificate (to the extent such concept exists) from the applicable Governmental Authority of Holdings’ jurisdiction of incorporation, organization or formation.

Exhibit A

2019-2 Refinancing Revolving Commitments

2019-2 Refinancing Revolving Lender	2019-2 Refinancing Revolving Commitment
BMO Harris Bank, N.A.	$12,500,000.00
Total	$12,500,000.00

Exhibit B

Outstanding Letters of Credit

Letter of Credit	Amount	Issuance Date	Expiry Date

HACH500528OS	$32,250.00	January 4, 2018	January 3, 2020